UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 16, 2005
SUNAIR SERVICES CORPORATION
(Exact name of registrant as specified in its charter)

Florida	1-04334	59-0780772

(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)
3005 Southwest Third Avenue
Fort Lauderdale, Florida 33315

(Address of Principal Executive Office) (Zip Code)
(954) 525-1505

(Registrant’s telephone number, including area code)
Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
Item 2.01. Completion of Acquisition or Disposition of Assets.
On December 16, 2005, Middleton Pest Control, Inc. (“Middleton”), an indirect wholly-owned subsidiary of Sunair Services Corporation (“Registrant”), entered into an asset purchase agreement (the “Asset Purchase Agreement”) pursuant to which, on the same day, Middleton acquired substantially all of the assets of Spa Creek Services, LLC, a Delaware limited liability company d/b/a Pest Environmental (“Spa Creek”).
At the closing, Middleton paid to Spa Creek $5.5 million in cash for the purchased assets. In addition, Middleton agreed to: (i) assume and pay certain liabilities of Spa Creek; (ii) pay 90% of the value of the receivables of the business transferred to Middleton, which are less than 90 days outstanding; (iii) pay the value of the inventory transferred to Middleton, which Middleton determines is not obsolete and is reasonably likely to be used in the business after closing; and (iv) pay certain prepaid expenses of Spa Creek, including but not limited to security deposits and pre-paid lease or other contractual payments under contracts or commitments assumed by Middleton. The amount of cash to be paid for the receivables, inventory and prepaid expenses will be subject to a post-closing adjustment within 45 days, and in no event later than 90 days, after the closing. Spa Creek has agreed to establish a reserve of not less than $50,000, to reimburse Middleton for certain indemnifiable expenses and post-closing adjustments to the purchase price.
Pursuant to the Asset Purchase Agreement, on December 16, 2005, Middleton entered into a consulting agreement with Gary Wiegmann, who served as the President and CEO of Spa Creek. Mr. Wiegmann will provide consulting services as an independent contractor to Middleton for a period of 3 months after the closing. Middleton may, at its option, extend the term of the consulting agreement on a month-to-month basis. Middleton will pay Mr. Wiegmann $15,000 per month for his consulting services. Pursuant to the consulting agreement, Mr. Wiegmann has agreed not to compete with Middleton for a period of 2 years after the expiration of the consulting agreement.
A copy of the Asset Purchase Agreement relating to the acquisition of Spa Creek is attached hereto as Exhibit 10.17, and is incorporated herein by reference. The summary contained in this report is qualified in its entirety by reference to the more detailed terms set forth in the Asset Purchase Agreement, and investors are encouraged to review the full text of the Asset Purchase Agreement.
Investors are cautioned about relying on representations, warranties, covenants, and agreements contained in the Asset Purchase Agreement. The representations and warranties in the Asset Purchase Agreement may be qualified by disclosure schedules that have not been filed with the Securities and Exchange Commission, may be qualified by materiality standards that differ from what may be viewed as material for securities law purposes, and represent an allocation of risk as between the parties as part of the transaction reflected in the Asset Purchase Agreement. Moreover, the representations and warranties may become incorrect after the date of the Asset Purchase Agreement, and changes, if any, may not be reflected in the Company’s public disclosures. The covenants and agreements contained in the Asset Purchase Agreement are solely for the benefit of Middleton and Spa Creek, and compliance with each covenant and agreement may be waived, and the time for performance under each covenant and agreement may be extended, by the party entitled to the benefit of the covenant or agreement.
Section 8 — Other Events
Item 8.01. Other Events.
On December 20, 2005, the Registrant issued a press release announcing the completion of the acquisition of Spa Creek, which is filed as Exhibit 99.1 attached hereto and incorporated herein by reference.

Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired.
As permitted by Item 9.01(a)(4) of Form 8-K, the Registrant will, if required, file the financial statements required by Item 9.01(a)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K not later than seventy one (71) calendar days after the date this Form 8-K must be filed.
(b) Pro Forma Financial Information.
As permitted by Item 9.01(b)(2) of Form 8-K, the Registrant will, if required, file the financial statements required by Item 9.01(b)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K not later than seventy one (71) calendar days after the date this Form 8-K must be filed.
(c) Not applicable.
(d) Exhibits.

Exhibit	Description

10.17	Asset Purchase Agreement, dated December 16, 2005, between Middleton Pest Control, Inc. and Spa Creek Services, LLC.

99.1	Press Release, dated December 20, 2005

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUNAIR SERVICES CORPORATION
Date: December 21, 2005	By:	/s/ SYNNOTT B. DURHAM
Synnott B. Durham
Chief Financial Officer

Exhibit Index

Exhibit	Description

10.17	Asset Purchase Agreement, dated December 16, 2005, between Middleton Pest Control, Inc. and Spa Creek Services, LLC

99.1	Press Release, dated December 20, 2005